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                                  EXHIBIT 23.2

         CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 dated October 19, 1999 and the related prospectus of MSC.Software Corporation for the registration of $3,236,012 aggregate principal amount of subordinated promissory notes due 2001, and $11,000,000 aggregate principal amount of subordinated promissory notes due 2009, and the incorporation by reference in the Registration Statement on Form S-3 of our report dated April 2, 1999, except for Note 13, for which the date is June 18, 1999 (which report has an explanatory paragraph relating to the company's adoption of Statement of Position 91-1 "Software Revenue Recognition" (SOP 91-1), Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) and for Statement of Position 98-4 "Deferral of Effective Date of Certain Provision" of SOP 97-2 (SOP 98-4) as described in Note 2 to the financial statements), relating to the consolidated financial statements of MARC Analysis Research Corporation which appears in the Current Report on Form 8-K of MSC.Software Corporation dated July 1, 1999, as amended and filed with the Securities and Exchange Commission.

/s/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
San Jose, California
October 19, 1999